Exhibit 99.1

EMPLOYEE EMAIL

Today is truly a momentous day in our Company’s history. This evening, we announced that we have entered into a definitive merger agreement with Sociétés des Produits Nestlé S.A., a part of Nestlé Health Science (NHSc), a globally recognized leader in the field of nutritional science committed to redefining the management of health. This agreement recognizes the value created by years of commitment and dedication to our mission by each of you.

I could not be more proud of what we have built together at Aimmune. Our resolve to remain focused on the needs of patients living with potentially life-threatening food allergies has enabled us to build a highly innovative biotechnology company. Until the approval of PALFORZIA® in January, there were no approved therapeutic interventions for any food allergies. I am excited by the opportunity that this merger brings, since it will enable us to expand both our capabilities, as well as our geographic footprint as part of a truly global organization.

We will be holding an All-Employee Town Hall meeting on Monday August 31st at 8 a.m. PT to provide more information. I would, however, like to provide you with an overview of the transaction, what to expect, and a few of my personal thoughts. Additionally, during our Town Hall, we will have the opportunity to hear from Greg Behar, CEO of NHSc, about why he is so impressed with the company that the Aimmune family has built.

As you know, NHSc has long been supportive of and committed to the success of our Company. Since 2016, they have been a strategic collaborator and investor and we have benefitted from Greg’s experience and guidance as an Aimmune board member.

As you will read in the attached press release, this marks the beginning of the acquisition process. The transaction is expected to close during the fourth quarter of 2020. Prior to the closing, a wholly owned subsidiary of Sociétés des Produits Nestlé S.A. will commence a tender offer for all outstanding shares of Aimmune stock, and we will jointly complete the filings necessary for regulatory approval.

During this process, Aimmune will continue to operate as an independent company. Thus, there is no change to our business plan or the way that we do our work. It is more important than ever for us all to remain focused on making PALFORZIA available to patients in the US, preparing for a potential approval in Europe during this time, and continuing to progress our pipeline.

The period between signing and closing of the transaction will allow some time for NHSc management to introduce themselves to Aimmune. An All-Employee Town Hall meeting will be scheduled at which you will be able to meet with members of NHSc leadership and they will be able to answer your questions.

Once the merger is completed, it is envisioned that Aimmune will operate as a stand-alone business within NHSc. More details on how this will work will be made available over the course of the next few weeks. To work through the details of the integration process, a dedicated integration team will be formed and led by Andrew Oxtoby. This team will be comprised of people from different functions and locations across Aimmune.

Now, I’d like to share a few of my own thoughts around this opportunity. When I joined Aimmune as CEO in 2018, it was to lead the transition from a development-stage organization to a fully integrated commercial biotech company. The past two years have been a time of profound growth and maturation for our organization — we’ve faced our challenges head-on and we have celebrated our wins. Together, we have forever changed the lives of millions of people around the world who live with food allergies, transformed medical practice, and compelled medical textbooks to be re-written. The transaction announced today recognizes that work, and I thank each of you for helping us reach this moment. A transition like this is both an end and a beginning.

As I reflect on what we have accomplished at Aimmune, I am proud of what we have built and of the team I’ve been privileged to lead. Importantly, I am excited for the future - and the opportunities it presents for our organization.

As a part of NHSc, our product portfolio and global commercialization efforts will be supported with resources far greater than we could muster on our own. Having worked directly with Greg over the last two years, I can say that he and his colleagues truly value our team and our business and wish to maintain the spirit of Aimmune as we work on the integration. I believe that we can accomplish much more together than we could have achieved on our own.

Thank you all for the value you have helped create and for being a part of this exciting time!

I look forward to speaking with you in in the morning.

All the very best,

Jayson

Additional Information and Where to Find It

The tender offer described above has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities of Aimmune Therapeutics, Inc. (“Aimmune”). The solicitation and the offer to purchase shares of Aimmune’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Sociétés des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“Nestlé”) and SPN MergerSub, Inc., a Delaware corporation (“Merger Sub”) intend to file with the Securities and Exchange Commission (“SEC”). In addition, Aimmune will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 and a Schedule 13E-3 transaction statement, in each case with respect to the tender offer. Once filed, investors will be able to obtain a free copy of these materials and other documents filed by Nestlé, Merger Sub and Aimmune with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Aimmune under the “Investors & Media” section of Aimmune’s website at www.aimmune.com. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE OFFER TO PURCHASE AND THE SOLICITATION/RECOMMENDATION STATEMENT AND THE SCHEDULE 13E-3 TRANSACTION STATEMENT OF AIMMUNE, AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include without limitation statements regarding the planned completion of the transactions contemplated by the Agreement and Plan of Merger dated as of August 29, 2020 by and among Aimmune, Merger Sub and Nestlé. Additional statements include, but are not limited to, statements regarding: Aimmune’s expectations regarding the potential benefits of PALFORZIA; Aimmune’s expectations regarding the potential commercial launch of PALFORZIA; and Aimmune’s expectations regarding potential applications of the CODIT approach to treating life-threatening food allergies.

Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the tender offer and the merger; uncertainties as to the percentage of Aimmune stockholders tendering their shares in the tender offer; the possibility that competing offers may be made; the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to Aimmune’s business, including the risks and uncertainties detailed in Aimmune’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Merger Sub and Nestlé, the Solicitation/Recommendation Statement and the Schedule 13E-3 transaction statement to be filed by Aimmune in connection with the tender offer. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements regarding Aimmune’s business may include: the expectation that Aimmune will need additional funds to finance its operations; Aimmune’s dependence on the success of PALFORZIA; Aimmune’s ability to build a commercial field organization and distribution network; the degree of acceptance of PALFORZIA among physicians, patients, healthcare payors, patient advocacy groups and the general medical community; Aimmune’s ability to obtain favorable coverage and reimbursement from third-party payors for PALFORZIA; Aimmune’s reliance on third parties for the manufacture of PALFORZIA; Aimmune’s ability to implement and comply with the REMS for PALFORZIA; possible regulatory developments in the United States and foreign countries; and Aimmune’s ability to attract and retain senior management personnel.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Aimmune undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.

This press release concerns PALFORZIA, which has been approved for marketing by the FDA in the United States and has not been approved for marketing by the EMA or Swissmedic. PALFORZIA in Europe is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

PALFORZIA®, AIMMUNE®, AIMMUNE THERAPEUTICS® and CODIT™ are trademarks of Aimmune Therapeutics, Inc.

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